Exhibit (d)(2)

eLoyalty Corporation

2000 STOCK INCENTIVE PLAN
(as Amended and Restated as of September 24, 2001)

I. INTRODUCTION

      1.1 Purposes. The purposes of the 2000 Stock Incentive Plan (the “Plan”) of eLoyalty Corporation, a Delaware corporation (the “Company”), are to (i) align the interests of the Company’s stockholders and the recipients of awards under this Plan by increasing the proprietary interest of such recipients in the Company’s growth and success, subject to the limitations set forth in Section 1.5 hereof, (ii) advance the interests of the Company by attracting and retaining employees of, and consultants and independent contractors performing services for, the Company or any of its Subsidiaries (as defined below) and (iii) motivate such persons to act in the long-term best interests of the Company’s stockholders.

      1.2 Certain Definitions.

      “Agreement” means the written agreement evidencing an award hereunder between the Company and the recipient of such award.

      “Board” means the Board of Directors of the Company.

      “Bonus Stock” means shares of Common Stock which are not subject to a Restriction or Performance Measure.

      “Bonus Stock Award” means an award of Bonus Stock under this Plan.

      “Change in Control” has the meaning set forth in Section 4.8(b).

      “Code” means the Internal Revenue Code of 1986, as amended.

      “Committee” means one or more committees of the Board that have been designated by the Board to carry out certain respective actions under this Plan on behalf of the Board, subject to the limitations provided by the Board in any such designations; provided, however, that where necessary for compliance with Section 16 of the Exchange Act, and the rules and regulations promulgated thereunder, or where the Board deems it to be advisable for any reason whatsoever, such committee will consist of two or more members of the Board, each of whom shall be a “Non-Employee Director” within the meaning of Rule 16b-3 under the Exchange Act. Notwithstanding any such committee designations, the Board retains the right to assume full authority to administer the Plan in all respects hereunder pursuant to Section 1.3 hereof.

      “Common Stock” means the common stock, $.01 par value, of the Company.

      “Company” has the meaning set forth in Section 1.1 hereof.

      “Corporate Transaction” has the meaning set forth in Section 4.8(b)(3) hereof.

      “Effective Date” has the meaning set forth in Section 4.1 hereof.

      “Exchange Act” means the Securities Exchange Act of 1934, as amended.

      “Fair Market Value” means the closing transaction price of a share of Common Stock as reported by The Nasdaq Stock Market or the principal national securities exchange on which the Common Stock is then traded, on the date as of which such value is being determined, or, if there are no reported transactions for such date, on the next preceding date for which transactions were reported; provided, however, that if the Fair Market Value for any date cannot be so determined, Fair Market Value will be determined by the Committee by whatever means or method as the Committee, in the good faith exercise of its discretion, shall at such time deem appropriate.

      “Incumbent Board” has the meaning set forth in Section 4.8(b)(2) hereof.

      “Mature Shares” mean shares of Common Stock for which the holder thereof has good title, free and clear of all liens and encumbrances and which such holder has held for at least six months.

      “Non-Employee Director” means any director of the Company who is not an officer or employee of the Company or any Subsidiary.

      “Non-Statutory Stock Option” means a stock option that is not intended to be an “incentive stock option” pursuant to Section 422 of the Code.

      “Outstanding Common Stock” has the meaning set forth in Section 4.8(b)(1) hereof.

      “Outstanding Voting Securities” has the meaning set forth in Section 4.8(b)(1) hereof.

      “Performance Measures” mean the criteria and objectives, established by the Committee, which shall be satisfied or met (i) as a condition to the exercisability of all or a portion of an option, (ii) as a condition to the grant of a Stock Award or (iii) during the applicable Restriction Period as a condition to the holder’s receipt of the shares of Common Stock subject to such award. In the discretion of the Committee, and subject to Section 4.2 hereof, the Committee may amend the Performance Measures or other terms and conditions of an outstanding award in recognition of unusual or nonrecurring events affecting the Company or its financial statements or changes in law or accounting principles. Such criteria and objectives may include one or more of the following: the attainment by a share of Common Stock of a specified Fair Market Value for a specified period of time, earnings per share, return to stockholders (including dividends), operating income, operating income margin, return on equity, earnings of the Company, revenues, market share, cash flow or cost reduction goals, or any combination of the foregoing.

      “Person” has the meaning set forth in Section 4.8(b)(1) hereof.

      “Pooling Transaction” has the meaning set forth in Section 4.8(c) hereof.

      “Restricted Stock” means shares of Common Stock that are subject to a Restriction Period.

      “Restricted Stock Award” means an award of Restricted Stock under this Plan.

      “Restriction Period” means any period designated by the Committee during which the Common Stock subject to a Restricted Stock Award may not be sold, transferred, assigned, pledged, hypothecated or otherwise encumbered or disposed of, except as provided in this Plan or the Agreement relating to the award.

      “Stock Award” means a Restricted Stock Award or a Bonus Stock Award.

      “Subsidiary” means any of the Company’s subsidiaries within the meaning of Code Section 424(f).

      “Tax Date” has the meaning set forth in Section 4.5 hereof.

      1.3 Administration. This Plan will be administered by the Committee, pursuant to and subject to the terms of the Board’s designation thereof and delegation thereto in accordance with Section 1.2 hereof. Notwithstanding any such Committee designation, the Board retains the right to assume full authority to administer the Plan in all respects hereunder.

      Any one or more of the following awards may be made under this Plan to eligible persons: (i) options to purchase shares of Common Stock in the form of Non-Statutory Stock Options and (ii) Stock Awards in the form of Restricted Stock or Bonus Stock. The Board or, if applicable, the Committee has the discretion to select eligible persons for participation in this Plan, subject to the restrictions on eligibility contained in Section 1.4 hereof, and to determine the timing, form and amount of each award to such persons, the number of shares of Common Stock subject to such an award, commensurate with the authority delegated to the Committee in accordance with the preceding paragraph and subject to the limitations set forth in Section 1.5 hereof, the exercise price associated with the award, subject to the limitations set forth in Section 2.1(a) hereof, the time and conditions of vesting, exercise or settlement of the award and all other terms and conditions of the award, including, without limitation, the form of the Agreement evidencing the award. The Board, or, if applicable, the Committee, may in its discretion and for any reason at any time, take action such that (i) any or all outstanding options under the Plan will become exercisable in part or in full, (ii) all or a portion of the Restriction Period applicable to any outstanding Restricted Stock Award shall lapse and (iii) the Performance Measures applicable to any outstanding Restricted Stock Award (if any) shall be deemed to be satisfied at their maximum or any other level.

      The Board or, if applicable, the Committee shall, subject to the terms of this Plan, interpret this Plan and the application thereof, establish rules and regulations it deems necessary or desirable for the administration of this Plan and may impose, incidental to the grant of an award, conditions with respect to the award, such as limiting competitive employment or other activities. All such interpretations, rules, regulations and conditions will be final, binding and conclusive.

      1.4 Eligibility. Participants in this Plan will be limited to employees of, or consultants and independent contractors performing services for, the Company or any of its Subsidiaries. Non-Employee Directors are ineligible to participate in this Plan.

      For purposes of this Plan, references to employment also mean an agency or independent contractor relationship and references to employment by the Company also mean employment by a Subsidiary. The selection of a person to participate in this Plan at any time will not require the selection of such person to participate in this Plan at any other time.

      1.5 Shares Available. Subject to adjustment as provided in Section 4.7, the total number of shares of Common Stock available for all grants of awards over the term of the Plan shall be 2,800,000. To the extent that shares of Common Stock subject to an outstanding award granted hereunder are not issued or delivered by reason of the expiration, termination, cancellation or forfeiture of such award or by reason of the delivery or withholding of shares of Common Stock to pay all or a portion of the exercise price of an award, if any, or to satisfy all or a portion of the tax withholding obligations relating to an award, then such shares of Common Stock will again be available under this Plan.

      Shares of Common Stock will be made available from authorized and unissued shares of Common Stock, or authorized and issued shares of Common Stock reacquired and held as treasury shares or otherwise or a combination thereof.

      Notwithstanding the foregoing, the maximum percentage of shares of Common Stock with respect to which awards may be granted under this Plan to officers and other persons subject to Section 16 of the Exchange Act will be 20% of the total number of shares available for awards under this Plan, as adjusted pursuant to Section 4.7.

II. STOCK OPTIONS

      2.1 Stock Options. The Committee may, in its discretion and commensurate with the authority delegated to it pursuant to Section 1.3 hereof, grant options to purchase shares of Common Stock to such eligible persons, as set forth in Section 1.4 hereof, as may be selected by the Committee. The Committee will establish the terms and conditions of such options in accordance with this Section 2.1. All options granted under this Plan to eligible persons will be in the form of Non-Statutory Stock Options to purchase shares of Common Stock.

      Options shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of this Plan, as the Committee shall deem advisable:

      (a)   Number of Shares and Purchase Price. The number of shares of Common Stock subject to an option and the purchase price per share of Common Stock purchasable upon exercise of the option will be determined by the Committee, subject to the limitations set forth in Section 1.5 hereof and this Section 2.1(a). The exercise price per share of Common Stock purchasable upon exercise of the option will not be less than 100% of the Fair Market Value of a share of Common Stock on the date of grant of an award; provided, however, that for any option granted in connection with the recipient’s hiring, promotion or similar event, the option exercise price may not be less than the Fair Market Value of a share of Common Stock on the date on which the recipient is hired or promoted (or similar event), if the grant of the option occurs not more than 90 days after the date of such hiring, promotion or similar event.

      (b)   Option Period and Exercisability. The period during which an option may be exercised will be determined by the Committee. The Committee may establish Performance Measures that will be satisfied or met as a condition to the grant of an option or to the exercisability of all or a portion of an option. The Committee will determine whether an option will become exercisable in cumulative or non-cumulative installments and in part or in full at any time. An exercisable option, or portion thereof, may be exercised only with respect to whole shares of Common Stock.

      (c)   Method of Exercise. An option may be exercised (i) by giving written notice to the Company, on a form prescribed by the Company for this purpose, specifying the number of whole shares of Common Stock to be purchased and accompanied by payment therefor in full (or arrangement made for such payment to the Company’s satisfaction) either (A) in cash or by certified or cashier’s check payable in U.S. currency, (B) by tendering (either by actual delivery or by attestation of ownership) Mature Shares having an aggregate Fair Market Value, determined as of the date of exercise, equal to the aggregate purchase price payable by reason of such exercise, (C) in cash by a third-party broker acceptable to the Company to whom the optionee has submitted copies of his or her irrevocable notice of exercise and irrevocable authorization for such third-party broker to sell shares of Common Stock acquired upon exercise of the option and to remit to the Company a sufficient portion of the sales proceeds to pay the aggregate exercise price for all of the shares of Common Stock acquired through the exercise of the option and any related tax withholdings pursuant to Section 4.5 hereof (with the original notice of exercise and authorization to be submitted to the Company or in accordance with such procedures as the Company may establish from time to time) or (D) a combination of any of the above, (ii) by executing such documents and complying with such procedures in connection therewith as the Committee may establish from time to time, and (iii) by satisfying an obligation to pay any Federal, state, local or other withholding taxes due upon the exercise of the option as set forth in Section 4.5 hereof. The Company will have sole discretion to disapprove of an election pursuant to any of clauses (B)-(D), and in the case of an optionee who is subject to Section 16 of the Exchange Act, the Company may require that the method of making such payment be in compliance with Section 16 and the rules and regulations thereunder. Any fraction of a share of Common Stock which would be required to pay such purchase price will be disregarded and the remaining amount due will be paid in cash by the optionee. No certificate representing Common Stock will be delivered until the full purchase price therefor has been paid (or arrangement made for such payment to the Company’s satisfaction).

      2.2 Termination of Employment or Service. Subject to Section 1.4, all of the terms relating to the exercise, cancellation or other disposition of an option upon a termination of employment with or service to the Company of the holder of such option, as the case may be, whether by reason of disability, retirement, death or other termination, will be determined by the Committee. Such determination will be made at the time of the grant of such option and will be specified in the Agreement relating to such option.

III. STOCK AWARDS

      3.1 Stock Awards. The Committee may, in its discretion, grant Stock Awards to such eligible persons as may be selected by the Committee. The Agreement relating to a Stock Award shall specify whether the Stock Award is a Restricted Stock Award or Bonus Stock Award.

      3.2 Terms of Stock Awards. Stock Awards shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of this Plan, as the Committee shall deem advisable.

      (a)   Number of Shares and Other Terms. The number of shares of Common Stock subject to a Restricted Stock Award or Bonus Stock Award and the Performance Measures (if any) and Restriction Period applicable to a Restricted Stock Award shall be determined by the Committee.

      (b)   Vesting and Forfeiture. The Agreement relating to a Restricted Stock Award shall provide, in the manner determined by the Committee, in its discretion, and subject to the provisions of this Plan, for the vesting of the shares of Common Stock subject to such award (i) if specified Performance Measures are satisfied or met during the specified Restriction Period or (ii) if the holder of such award remains continuously in the employment of or service to the Company during the specified Restriction Period and for the forfeiture of the shares of Common Stock subject to such award (x) if specified Performance Measures are not satisfied or met during the specified Restriction Period or (y) if the holder of such award does not remain continuously in the employment of or service to the Company during the specified Restriction Period.

      Bonus Stock Awards shall not be subject to any Performance Measures or Restriction Periods.

      (c)   Share Certificates. During the Restriction Period, a certificate or certificates representing a Restricted Stock Award may be registered in the holder’s name and may bear a legend, in addition to any legend that may be required pursuant to Section 4.6, indicating that the ownership of the shares of Common Stock represented by such certificate is subject to the restrictions, terms and conditions of this Plan and the Agreement relating to the Restricted Stock Award. All such certificates shall be deposited with the Company, together with stock powers or other instruments of assignment (including a power of attorney), each endorsed in blank with a guarantee of signature if deemed necessary or appropriate by the Company, that would permit transfer to the Company of all or a portion of the shares of Common Stock subject to the Restricted Stock Award in the event such award is forfeited in whole or in part. Upon termination of any applicable Restriction Period (and the satisfaction or attainment of applicable Performance Measures) or upon the grant of a Bonus Stock Award, in each case subject to the Company’s right to require payment of any taxes in accordance with Section 4.5, the Company shall take such action as it determines to be appropriate to reflect the transfer of the shares, including, but not limited to: (i) delivery of a certificate or certificates evidencing ownership of the requisite number of shares of Common Stock to the holder of such award or (ii) deposit of the shares into a brokerage account established on the holder’s behalf by the Company.

      (d)   Rights with Respect to Restricted Stock Awards. Unless otherwise set forth in the Agreement relating to a Restricted Stock Award, and subject to the terms and conditions of a Restricted Stock Award, the holder of such award shall have all rights as a stockholder of the Company, including, but not limited to, voting rights, the right to receive dividends and the right to participate in any capital adjustment applicable to all holders of Common Stock; provided, however, that a distribution with respect to shares of Common Stock, other than a regular cash dividend, shall be deposited with the Company and shall be subject to the same restrictions as the shares of Common Stock with respect to which such distribution was made.

      3.3 Termination of Employment or Service. All of the terms relating to the satisfaction of Performance Measures and the termination of the Restriction Period relating to a Restricted Stock Award, or any cancellation or forfeiture of such Restricted Stock Award upon a termination of employment with or service to the Company of the holder of such Restricted Stock Award, whether by reason of disability, retirement, death or other termination, shall be set forth in the Agreement relating to such Restricted Stock Award.

IV. GENERAL

      4.1 Effective Date and Term of Plan. This Plan will not be submitted to the stockholders of the Company for approval. This Plan originally became effective on May 12, 2000 (the “Effective Date”), the date as of which the Board approved this Plan. This plan is amended and restated as set forth herein, effective September 24, 2001. This Plan will terminate September 23, 2011, the date which is ten years after the effective date of this amendment and restatement, unless terminated earlier by the Board. Termination of this Plan will not affect the terms or conditions of any award granted prior to termination.

      4.2 Amendments. The Board may amend or terminate this Plan as it deems advisable, prior to the expiration date set forth in Section 4.1 hereof, subject to any requirement of stockholder approval then required by applicable law, rule or regulation. No amendment may impair the rights of a holder of an outstanding award, without the consent of such holder.

      4.3 Agreement. Each award under this Plan will be evidenced by an Agreement setting forth the terms and conditions applicable to such award. A copy of such document shall be provided to the recipient, and the Committee may, but need not, require that the recipient sign a copy of such document. Such document is referred to in the Plan as an “Agreement” regardless of whether any recipient signature is required.

      The Agreement is subject to all terms of this Plan. In the event of a discrepancy between the Agreement, or any document referencing or describing the Agreement, and this Plan, this Plan will govern in all respects.

      4.4 Non-Transferability of Awards. Unless otherwise specified in the Agreement relating to an award, no award may be transferable other than upon the award holder’s death to his or her designated beneficiary, which beneficiary was designated pursuant to beneficiary designation procedures established by the Committee from time to time, or if no beneficiary was so designated then by will or, if no will exists, then by the laws of descent and distribution. Except to the extent permitted by the first sentence of this Section 4.4, or the Agreement relating to an award, each award may be exercised or settled during the holder’s lifetime only by the holder or the holder’s legal representative or similar person. Except to the extent permitted by the first sentence of this Section 4.4 or the Agreement relating to an award, no award may be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Upon any attempt to so sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of any such award, other than as permitted by the first sentence of this Section 4.4 or the Agreement relating to an award, such award and all rights thereunder will immediately become null and void.

      4.5 Tax Withholding. The Company has the right to require, prior to the issuance or delivery of any shares of Common Stock, payment by the holder of such award of any Federal, state, local or other taxes that may be required to be withheld or paid in connection with such award. At the Committee’s discretion, and in accordance with procedures established by the Committee from time to time, the award holder may elect to satisfy any such obligation by any of the following means: (A) a payment to the Company in cash or by certified or cashier’s check in U.S. currency, (B) by tendering (either by actual delivery or by attestation of ownership) Mature Shares having an aggregate Fair Market Value, determined as of the date the obligation to withhold or pay taxes arises in connection with the award (the “Tax Date”), equal to the amount necessary to satisfy any such obligation, (C) by authorizing the Company to withhold whole shares of Common Stock that would otherwise be delivered to the holder under this Plan, having an aggregate Fair Market Value determined as of the Tax Date, or withhold an amount of cash which would otherwise be payable to the holder, in the minimum amount necessary to satisfy any such obligation, (D) in the case of the exercise of an option, a cash payment by a third-party broker acceptable to the Company to whom the optionee has submitted copies of his or her irrevocable notice of exercise and authorization to such third-party broker to sell shares of Common Stock acquired upon exercise of the option and to remit to the Company a sufficient portion of the sales proceeds to cover such withholding tax obligations (with the original notice of exercise and authorization to be submitted to or as directed by the Company in accordance with Section 2.1(a) hereof), and (E) any combination of the above; provided, however, that the Company has the sole discretion to disapprove of an election pursuant to any of clauses (B)-(E), and that in the case of a holder who is subject to Section 16 of the Exchange Act, the Company may require that the method of satisfying such an obligation comply with Section 16 and the rules and regulations thereunder. Any fraction of a share of Common Stock that would be required to satisfy such an obligation will be disregarded and the remaining amount due will be paid in cash by the holder.

      4.6 Restrictions on Shares. Each award made hereunder will be subject to the requirement that if at any time the Company determines that the listing, registration or qualification of the shares of Common Stock subject to such award upon any securities exchange or under any law, or the consent or approval of any governmental body, or the taking of any other action is necessary or desirable as a condition of, or in connection with, the delivery of shares thereunder, such shares will not be delivered unless such listing, registration, qualification, consent, approval or other action has been effected or obtained, free of any conditions not acceptable to the Company. The Company may require that certificates evidencing shares of Common Stock delivered pursuant to any award made hereunder bear a legend indicating that the sale, transfer or other disposition thereof by the holder is prohibited except in compliance with the Securities Act of 1933, as amended, and the rules and regulations thereunder.

      4.7 Adjustment. In the event of any stock split, stock dividend, recapitalization, reorganization, merger, consolidation, combination or exchange of shares, liquidation, split-up, spin-off or other similar change in capitalization or event, or any distribution to holders of Common Stock other than a regular cash dividend, the Board or, if applicable, the Committee, will make adjustments to the number and class of securities available under this Plan, the number and class of securities subject to each outstanding option, the purchase price per security for outstanding awards, the number and class of securities subject to each outstanding Stock Award and any other adjustments that the Board or Committee determines to be equitable and appropriate to preserve the benefits or potential benefits of awards under this Plan. The decision of the Board or Committee regarding any such adjustment will be final, binding and conclusive. If any such adjustment would result in a fractional security being (a) available under this Plan, such fractional security will be disregarded, or (b) subject to an award under this Plan, the Company will pay the holder of such award, in connection with the first vesting, exercise or settlement of such award in whole or in part occurring after such adjustment, an amount in cash determined by multiplying (i) the fraction of such security (rounded to the nearest hundredth) by (ii) the excess, if any, of (A) the Fair Market Value on the vesting, exercise or settlement date over (B) the exercise price, if any, of such award.

      4.8 Change in Control.

      (a)(1) Notwithstanding any provision in this Plan or any Agreement, and subject to Section 4.7 hereof, in the event of a Change in Control, the Board may, but is not required to, make such adjustments to outstanding awards hereunder as it deems appropriate, including, without limitation, electing that each outstanding award will be surrendered to the Company by the holder thereof, and that each such award will immediately be cancelled by the Company, and that the holder will receive, within a specified period of time from the occurrence of the Change in Control, a cash payment from the Company in an amount equal to:

      (i)   in the case of an option, the number of shares of Common Stock then subject to such option, multiplied by the excess, if any, of the greater of (A) the highest per share price offered to stockholders of the Company in any transaction whereby the Change in Control takes place or (B) the Fair Market Value of a share of Common Stock on the date of occurrence of the Change in Control, over the purchase price per share of Common Stock subject to the option, and

      (ii)   in the case of a Restricted Stock Award, the number of shares of Common Stock then subject to such award, multiplied by the greater of (A) the highest per share price offered to stockholders of the Company in any transaction whereby the Change in Control takes place or (B) the Fair Market Value of a share of Common Stock on the date of the occurrence of the Change in Control.

      The Company may, but is not required to, cooperate with any person who is subject to Section 16 of the Exchange Act to assure that any cash payment in accordance with the foregoing to such person is made in compliance with Section 16 and the rules and regulations thereunder.

      In the event of a Change in Control, the Board may, but is not required to, substitute for each share of Common Stock available under this Plan, whether or not then subject to an outstanding award, the number and class of shares into which each outstanding share of Common Stock will be converted pursuant to such Change in Control. In the event of any such substitution, the purchase price per share in the case of an option will be appropriately adjusted by the Committee. The preceding two sentences notwithstanding, in the event of a Change in Control, the Board will make any and all adjustments required pursuant to Section 4.7 hereof.

      (b)   “Change in Control” means one or more of the following events:

      (1)   the acquisition by any individual, entity or group (a “Person”), including any “person” within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act, of beneficial ownership within the meaning of Rule 13d-3 promulgated under the Exchange Act, of 25% or more of either (i) the then outstanding shares of common stock of the Company (the “Outstanding Common Stock”) or (ii) the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Voting Securities”); excluding, however, the following: (A) any acquisition directly from the Company (excluding any acquisition resulting from the exercise of an exercise, conversion or exchange privilege unless the security being so exercised, converted or exchanged was acquired directly from the Company), (B) any acquisition by the Company, (C) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (D) any acquisition by a corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (3) of this Section 4.8(b); provided further, that for purposes of clause (B), if any Person (other than the Company or any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company) becomes the beneficial owner of 25% or more of the Outstanding Common Stock or 25% or more of the Outstanding Voting Securities by reason of an acquisition by the Company, and such Person , after such acquisition by the Company, becomes the beneficial owner of any additional shares of the Outstanding Common Stock or any additional Outstanding Voting Securities and such beneficial ownership is publicly announced, such additional beneficial ownership will constitute a Change in Control;

      (2)   individuals who, as of the Effective Date constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of such Board; provided that any individual who becomes a director of the Company subsequent to the Effective Date whose election, or nomination for election by the Company’s stockholders, was approved by the vote of at least a majority of the directors then comprising the Incumbent Board will be deemed a member of the Incumbent Board; and provided further, that any individual who was initially elected as a director of the Company as a result of an actual or threatened election contest, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act, or any other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board will not be deemed a member of the Incumbent Board;

      (3)   the consummation of a reorganization, merger or consolidation of the Company or sale or other disposition of all or substantially all of the assets of the Company (a “Corporate Transaction”); excluding, however, a Corporate Transaction pursuant to which (i) all or substantially all of the individuals or entities who are the beneficial owners, respectively, of the Outstanding Common Stock and the Outstanding Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than 60% of, respectively, the outstanding shares of common stock, and the combined voting power of the outstanding securities of such corporation entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or indirectly) in substantially the same proportions relative to each other as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Common Stock and the Outstanding Voting Securities, as the case may be, (ii) no Person (other than: the Company; any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; the corporation resulting from such Corporate Transaction; and any Person which beneficially owned, immediately prior to such Corporate Transaction, directly or indirectly, 25% or more of the Outstanding Common Stock or the Outstanding Voting Securities, as the case may be) will beneficially own, directly or indirectly, 25% or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the outstanding securities of such corporation entitled to vote generally in the election of directors and (iii) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction; or

      (4)   the consummation of a plan of complete liquidation or dissolution of the Company.

      (c)   With respect to any optionee who is subject to Section 16 of the Exchange Act, notwithstanding the exercise period contained in any Agreement to which such optionee is a party and notwithstanding the expiration date of the term of such option, in the event the Company is involved in a business combination which is intended to be treated as a pooling of interests for financial accounting purposes (a “Pooling Transaction”) or pursuant to which such optionee receives a substitute option to purchase securities of any entity, including an entity directly or indirectly acquiring the Company, then each option (or option in substitution thereof) held by such optionee shall be exercisable to the extent set forth in the Agreement evidencing such option until and including the latest of (x) the expiration date of the term of the option, (y) the date which is six months and one day after the consummation of such business combination and (z) the date which is ten business days after the date of expiration of any period during which such optionee may not dispose of a security issued in the Pooling Transaction to be accounted for as a pooling of interest.

      4.9 No Right of Participation or Employment. No person has any right to participate in this Plan. Neither this Plan nor any award made hereunder confers upon any person any right to continued employment by or service with the Company or any of its Subsidiaries or affiliates, or affect in any manner the right of the Company or any of its Subsidiaries or affiliates to terminate the employment of or the performance of services by any person at any time without liability hereunder.

      4.10 Rights as Stockholder. No person has any right as a security holder of the Company or any successor with respect to any shares of Common Stock or other securities which are or become subject to an award hereunder unless and until such person becomes a holder of record with respect to such shares of Common Stock or other securities.

      4.11 Non-U.S. Based Person. Notwithstanding any other provision of the Plan to the contrary, the Board, or if applicable the Committee, may make awards to individuals who are not citizens of the United States on such terms and conditions different from those specified in the Plan as may, in the Board’s, or if applicable the Committee’s, discretion, be necessary or desirable to foster and promote achievement of the Plan’s purposes. In furtherance of such purposes, the

Board, or if applicable the Committee, may make such modifications, amendments, procedures and subplans as may be necessary or advisable to comply with provisions of laws in other countries and jurisdictions in which the Company operates or has employees.

      4.12 Governing Law. This Plan, each award hereunder and the related Agreement, and all determinations made and actions taken pursuant thereto, to the extent not otherwise governed by the Code or the laws of the United States, will be governed by the laws of the State of Delaware and construed in accordance therewith without giving effect to the principles of conflicts of laws.